Exhibit 99.1

November 16, 2004

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces Corporate Disk Manufacturing Contract

Tulsa, Okla--(BUSINESS WIRE) -- November 16, 2004 EnXnet, Inc. OTCBB:EXNT--news)-- EnXnet, Inc. announces it has entered into a contract with Corporate Disk Company, Inc., whereby Corporate Disk will manufacture DVDPlus(C) optical media discs for EnXnet(TM). EnXnet, Inc. produces the DVDPlus(C) under license from Mr. Dieter Dierks of Germany, the owner of the technology and trademark. Corporate Disk will also provide packaging, warehouse and distribution services for EnXnet. Since its founding in 1984, Corporate Disk Company has been committed to high quality media manufacturing and distribution. Corporate Disk, located in McHenry, Illinois, offers a state-of-the-art manufacturing facility providing full service media replication/duplication, print, packaging, warehousing and distribution. Corporate Disk has just installed a new Spaceline replication line specially equipped to produce DVDPlus(C)/OneDisc(TM) optical discs. The Spaceline replication line is manufactured by Singulus Technologies AG of Germany.

Corporate Disk is the only replication facility in the United States equipped to make the new DVDPlus(C)/OneDisc(TM) disc. They have the option to install additional Spaceline replication lines to meet EnXnet's projected demand for DVDPlus(C)/OneDisc(TM) products. Each Spaceline replication line can produce up to 30,000 discs per day. Corporate Disk will also have the right to supplement EnXnet's DVDPlus(C)/OneDisc(TM) marketing activities with their marketing force and their extensive customer base.

DVDPlus(C)/OneDisc(TM) is a two-sided, hybrid optical disc media that uniquely combines two distinct storage formats for distribution on a single disc, a DVD (digital versatile disc) on one side and a CD (compact disc) on the other. DVDPlus(C)/OneDisc(TM) allows content publishers to integrate their visual and audio products into a single distribution unit. Utilizing the latest in manufacturing technology, the CD and DVD layers are bonded together to provide a multi-format hybrid disc, which is compatible to all CD, CD-ROM and DVD-ROM formats, and is readable and capable of playback in conventional CD and DVD players and personal computers. DVDPlus(C)/OneDisc(TM) allows content publishers to integrate their visual and audio products into a single distribution unit, such as presenting a movie or music video on the DVD side and the soundtrack for the movie or music video on the CD side.

Bill Mahoney, President of Corporate Disk Company, Inc., had this to say: "In addition to being the only DVD manufacturer in the Chicagoland area, we are also very excited to be chosen as the DVDPlus(C)/OneDisc(TM) manufacturer for North America. Our mission remains as always; to deliver a perfect product and deliver it on time."

Ryan Corley, President of EnXnet, Inc., had this to say: "This contract with Corporate Disk provides domestic manufacturing capacity to meet the demand for our DVDPlus(C)/OneDisc(TM) product line. Up to this time, all of our DVDPlus(C)/OneDisc(TM) products have been manufactured in Europe, which presented the typical problems and delays encountered in importing. Corporate Disk, located in the middle of the nation provides an American source and geographic convenience that will reduce costs and product turn-around times. We have placed our first order with Corporate Disc for DVDPlus(C)/OneDisc(TM) product. The first three DVDPlus(C)/OneDisc(TM) discs packaged in the Company's new EnXcase will reach retail outlets in the next few days and we anticipate re-orders in the near future. The Company is looking forward to a long and profitable relationship with Corporate Disk."

The Company invites you to visit our website at www.enxnet.com.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 East Pine Street, Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com